Exhibit 99.1

EXPANSION STRATEGY BENEFITS TIB FINANCIAL CORP.; COMPANY

REPORTS STRONG GROWTH IN TOTAL ASSETS AND DEPOSITS

NAPLES, Fla. March 4 — TIB Financial Corp. (Nasdaq: TIBB), a financial services holding company focused on growth and expansion in the Florida marketplace and the parent company of TIB Bank, today announced that its expansion into newer growth markets combined with continued in-market disruption from recent bank mergers and sales has resulted in strong balance sheet growth through the first two months of 2005.

As of February 28, 2005, total assets exceeded $900 million, representing an increase of more than 9% when compared to approximately $830 million as of December 31, 2004. Total deposits were in excess of $765 million as of February 28, 2005, an increase of more than 11% compared to approximately $688 million as of December 31, 2004.

“This acceleration in assets and deposits has exceeded our internal growth plan. If this pace continues, we would expect that total assets would surpass the $1 billion milestone later this year,” said Edward V. Lett, Chief Executive Officer and President of TIB Financial. “This growth can be attributed to our aggressive expansion in the Southwest Florida market and our focus on maintaining our dominant market share position in the Florida Keys. What appeared to be good planning was considerably enhanced by the recent mergers of several of our competitors. We expect our quality customer service orientation and the current market disruption to continue to create opportunities for TIB.”

Headquartered in Naples, Florida, TIB Financial Corp. is a growth-oriented financial services holding company with more than $900 million in total assets and 16 full-service banking offices in the Florida Keys, Homestead, Naples, Bonita Springs and Fort Myers. The company’s stock is traded on The Nasdaq Stock Market under the symbol TIBB.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on TIB’s investor relations site at www.tibfinancialcorp.com. For more information, contact Edward V. Lett, President and Chief Executive Officer; David P. Johnson, Executive Vice President and Chief Financial Officer; or Clay W. Cone, Senior Vice President and Director of Corporate Communications at (239)263-3344.

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Except for historical information contained herein, this news release contains comments or information that constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, which invoke significant risks and uncertainties.

Certain factors, including those outside the company’s control, may cause actual results to differ materially from those discussed in the forward-looking statements.